Exhibit 23.2 - Consent of Kuntz Lesher Siegrist & Martini LLP

We consent to the use of our report dated October 2, 1996, with respect to the financial statements of Herrmidifier Company, Inc. (not presented separately herein), included in this Annual Report (Form 10-K) of Trion, Inc.

Our audit also included the financial statement schedule of Herrmidifier Company, Inc. for the year ended December 31, 1995 titled Schedule II - Valuation and Qualifying Accounts and Reserves (not presented separately herein). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-4164) pertaining to the Trion, Inc. 1982 and 1985 Incentive Stock Options Plans, the Registration Statement (S-8 No. 33-69706) pertaining to the Stock Option Agreements between Trion, Inc. and Steven L. Schneider dated March 31, 1993; Edwin V. Clarke, Jr. dated September 17, 1993; and Samuel J. Wornom, III dated September 21, 1993, the Registration Statement (Form S-8 No. 33-58561) pertaining to the Trion, Inc. 1995 Non-employee Director Stock Plan, and in the Registration Statement (Form S-8 No. 33-59095) pertaining to the Trion, Inc. 1995 Stock Incentive Plan of our report dated October 2, 1996, with respect to our report included in this Annual Report (Form 10-K) of Trion, Inc.


                               /s/ KUNTZ LESHER SIEGRIST & MARTINI LLP
                                   CERTIFIED PUBLIC ACCOUNTANTS

Lancaster, Pennsylvania
March 10, 1998